Exhibit 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS



                 We consent to the incorporation by reference in the Registration Statements of ICC Technologies, Inc. (the "Company') on Form S-8 (File Nos. 33-37036, 33-37037, 33-85634, 33-85636, 33-89122 and 33-89124) of our
report on our audits of the financial statements of Rare Medium, Inc. as of December 31, 1997 and 1996 and for the years ended December 31, 1997 and 1996 and the period from September 25, 1995 to December 31, 1995, which report is included in the Company's current report on Form 8-K dated April 15, 1998, as amended on current report on Form 8-K/A.

                                                         GOULD & COMPANY, P.C.



New York, New York

June 25, 1998